EXHIBIT 99.1

   PRESS RELEASE

          Bio-Rad Announces Pricing of Private Offering of $225 Million of
                            Senior Subordinated Notes

   HERCULES, CA - August 7, 2003 - Bio-Rad Laboratories, Inc.
   (AMEX: BIO; BIO.B), a multinational manufacturer and distributor of life science research products and clinical diagnostics, announced that it has agreed to sell $225 million aggregate principal amount of its 7.50% Senior Subordinated Notes due 2013 in a private offering. The Company intends to close the transaction on or about August 11, 2003.

   The Company intends to use the net proceeds from this offering to fund the purchase of its outstanding 11 5/8% Senior Subordinated Notes due 2007 pursuant to the tender offer announced by the Company on July 17, 2003 and for general corporate purposes, which may include acquisitions.

   The new Senior Subordinated Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act of 1933, as amended. Unless so registered, the new Senior Subordinated Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

   This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

   Various statements made within this press release may constitute "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. The forward-looking statements contained herein involve risks and uncertainties that could cause results to differ materially from the Company's expectations.

   For more information contact:
   Christine Tsingos, Vice President and Chief Financial Officer
   Ron Hutton, Treasurer
   Phone: (510) 724-7000
   E-mail: investor_relations@bio-rad.com